SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement            [  ] Confidential, for Use of the
[X]  Definitive Proxy Statement                  Commission Only (as permitted
[ ]  Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Section
     240.14a-11(c) or Section 240.14a-12

                                  AIRGAS, INC.
                (Name of Registrant as Specified In Its Charter)

                           Nancy D. Weisberg, Esquire
                           MCCAUSLAND, KEEN & BUCKMAN
                                  Radnor Court
                    259 North Radnor-Chester Road, Suite 160
                         Radnor, Pennsylvania 19087-5240
                                 (610) 341-1000

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (2)  Aggregate number of securities to which transaction applies:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and determined):
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (4)  Proposed maximum aggregate value of transaction:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (5) Total fee paid:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
[ ]  Fee paid previously with preliminary materials.
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (2)  Form, Schedule or Registration Statement No.:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (3)  Filing Party:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (4)  Date Filed:

                                  [LOGO] AIRGAS









                                       Radnor Court
                                       259 North Radnor-Chester Road, Suite 100
                                       Radnor, Pennsylvania 19087-5283




                                       July 2, 1999



TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Monday, August 2, 1999, at 2.00 p.m., Eastern Daylight Time, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

     To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

     I hope you will attend the Annual Meeting.


                                        Sincerely,


                                        /s/ Peter McCausland
                                        Peter McCausland
                                        Chairman and Chief Executive Officer

                                  AIRGAS, INC.

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 2, 1999

                           ---------------------------

TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of Airgas, Inc. (the "Company"), a Delaware corporation, will be held on Monday, August 2, 1999, at 2:00 p.m., Eastern Daylight Time, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087, for the following purposes:

     1.   To elect three Directors of the Company.

     2. To vote upon a proposal to ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Stockholders of record at the close of business on June 7, 1999, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                         By Order of the Board of Directors,

                                         /s/ Todd R. Craun
                                         Todd R. Craun, Esq.
                                         Secretary


Radnor, Pennsylvania
July 2, 1999

     The Company's Annual Report for the year ended March 31, 1999, accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

                                  AIRGAS, INC.

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 2, 1999.

     Stockholders of record at the close of business on June 7, 1999, will be entitled to vote at the Annual Meeting. At the close of business on June 7, 1999, 72,094,219 shares of the Company's $0.01 par value common stock ("Common Stock") were outstanding and entitled to vote. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about July 2, 1999.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Ratification of the selection of the auditors (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. For purposes of Proposal 2, abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the approval of Proposal 2. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

     The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. The Company has also retained Corporation Investor Communications, Inc. to assist in the solicitation of proxies at an anticipated fee of $5,000.

                              ELECTION OF DIRECTORS

     The Bylaws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election. The three directors whose terms expire at the 1999 Annual Meeting have been nominated to serve for a term expiring at the 2002 Annual Meeting.

     The names and biographical summaries of the three persons who have been nominated to stand for election at the 1999 Annual Meeting and the remaining directors whose terms are continuing until the 2000 or 2001 Annual Meetings appear below. John A.H. Shober was elected by the stockholders at the 1996 Annual Meeting, Lee M. Thomas was appointed to the Board in August 1998 and Robert L. Yohe was elected by the stockholders at the 1997 Annual Meeting. Of the continuing directors, Robert E. Naylor, Jr. and Rajiv L. Gupta were elected by the stockholders at the 1997 Annual Meeting, and W. Thacher Brown, Frank B. Foster, III and Peter McCausland were elected by the stockholders at the 1998 Annual Meeting. In order to fill the vacancy in the class of directors to be elected at the 1999 Annual Meeting created by the retirement in 1998 of Merril Stott and to allow the stockholders to elect three directors to the Board of Directors, the Board of Directors and Mr. Yohe have determined that Mr. Yohe, who was a member of the class of directors to be elected at the 2000 Annual Meeting, become a member of the class to be elected at the 1999 Annual Meeting.

     All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Nominating and Compensation Committee.

     The Board of Directors recommends that you vote FOR the election of Messrs. Shober, Thomas and Yohe.

     Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining five directors whose terms are continuing until the 2000 and 2001 Annual Meetings.

Nominees For Election for Terms Expiring at the 2002 Annual Meeting:

John A.H. Shober         Mr. Shober, age 66, is a private investor and corporate
                         director.  He has  been a  director  of  Penn  Virginia
                         Corporation,  a natural resources company,  since 1978,
                         Vice  Chairman of the Board of  Directors  from 1992 to
                         1996,  and President and Chief  Executive  Officer from
                         1989 to 1992.  Mr.  Shober also serves as Vice Chairman
                         of the Board of  Directors of MIBRAG mbH and a director
                         of Anker Coal  Group,  Inc.,  C&D  Technologies,  Inc.,
                         Ensign  Bickford   Industries,   Inc.,   First  Reserve
                         Corporation, Hercules, Inc., and is a member of the Board of Trustees of Eisenhower Exchange Fellowships.
                         Mr. Shober has served as a director of the Company since 1990.

Lee M. Thomas            Mr.   Thomas,   age   55,   is   the   Executive   Vice
                         President-Paper   and   Chemicals  of   Georgia-Pacific
                         Corporation.  Mr. Thomas has held this and other senior
                         executive positions within Georgia-Pacific  Corporation
                         since 1993.  Prior to that,  he was  Chairman and Chief
                         Executive Officer of Law Companies  Environmental Group
                         Inc. and has held numerous federal and state government
                         positions,   including  with  the  U.S.   Environmental
                         Protection  Agency,  the Federal  Emergency  Management
                         Agency  and  the  Office  of  the   Governor  of  South
                         Carolina. Mr. Thomas also serves as a member of the Board of Directors of Research Atlanta. Mr. Thomas has served as a director of the Company since August 1998.

Robert L. Yohe           Mr. Yohe, age 63, is an independent investor, corporate
                         director  and  advisor.  He was Vice  Chairman  of Olin
                         Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a Director of Calgon Carbon
                         Corporation, LaRoche Industries Inc., Marsulex Inc. and
                         The Middleby Corporation. He also is a trustee of Lafayette College. Mr. Yohe has served as a director of the Company since 1994.

Directors Serving for Terms Expiring at the 2000 Annual Meeting:

Robert E. Naylor, Jr.    Mr. Naylor, age 66, retired from Rohm and Haas Company,
                         a specialty  chemical  manufacturer,  in December 1995.
                         For ten years prior to his retirement, he had been Group Vice President and a director of Rohm and Haas
                         Company. Mr. Naylor has served as a director of the Company since 1992.

Rajiv L. Gupta           Mr.  Gupta,  age 53, has been Vice Chairman of Rohm and
                         Haas Company, a specialty chemical manufacturer,  since
                         January  1,  1999.   Prior  to  that,  he  was  a  Vice
                         President, and the director for the Asia- Pacific region, of Rohm and Haas from 1993 until January 1999.
                         Mr. Gupta was appointed to the Chairman's Committee of Rohm and Haas in 1996 and is responsible for overseeing
                         Rohm and Haas' electronic chemicals business. Mr. Gupta serves as a member of the Board of Trustees of International House, as a member of the advisory board of Drexel University School of Business and as a member of the Board of Directors of Technitrol, Inc. Mr. Gupta has served as a director of the Company since 1997.

Directors Serving for Terms Expiring at the 2001 Annual Meeting:

W. Thacher Brown         Mr. Brown, age 51, has been the Chairman, President and
                         a  director  of  1838  Investment  Advisors,  Inc.,  an
                         investment   management   company,   since  July  1988,
                         President of 1838 Investment Advisors Funds since 1995,
                         President of MBIA Asset Management since 1998 and Chief
                         Investment  Officer  of MBIA  Insurance  Company  since
                         1999.  He is a  director  of the  1838  Bond  Debenture
                         Trading Fund Inc., the 1838 Investment Advisors Funds and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel
                         Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown has been a director of the Company since 1989.

Frank B. Foster, III     Mr.   Foster,   age  65,  has  been   Chairman  of  DBH
                         Associates,  a venture  capital/consulting  firm, since
                         1987.  He was  President  and  CEO of  Diamond-Bathurst
                         Inc., a publicly-held manufacturer of glass containers, from 1975 until he founded DBH. He also serves as a director of Contour Packaging, FinCom Corporation,
                         Fragrance  Impressions,  Ltd., 1838 Investment Advisors
                         Funds and OAO Technology Solutions, Inc. Mr. Foster has been a director of the Company since 1986.

Peter McCausland         Mr.  McCausland,  age 49,  has been a  Director  of the
                         Company since June 1986, the Chairman of the Board and Chief Executive Officer of the Company since May 1987,
                         President from June 1986 to August 1988,  from April 1,
                         1993 to  November  30,  1995 and from  April 1, 1997 to
                         January 1999. Mr. McCausland serves as a director of Hercules, Inc.

Board of Directors and Committees

     The Board of Directors held six meetings during the year ended March 31, 1999. The average attendance by directors at these meetings was 90 percent. No incumbent director attended less than 75 percent of the aggregate Board and Committee meetings they were scheduled to attend.

     The standing committees of the Board of Directors are an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. These committees each held four meetings during the year ended March 31, 1999.

     The members of the Executive Committee are Messrs. McCausland, Brown and Foster. As authorized by Delaware law and the Company's Bylaws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the Bylaws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board.

     The members of the Nominating and Compensation Committee are Messrs. Brown, Gupta, Thomas, and Yohe. Its responsibilities include the review of compensation practices and corporate benefit plans of the Company, and the review and recommendation of prospective officers and Board members.

     The members of the Audit Committee are Messrs. Foster, Shober and Naylor. Its duties include the selection and recommendation of independent auditors subject to the approval of the stockholders, review of the scope and results of the annual audit, review of the adequacy and effectiveness of the Company's internal control structure and review of the organization and scope of the Company's internal auditing function.

Compensation of Directors

     Directors who are not employees of the Company are paid an annual retainer of $9,000 plus a fee of $1,000 for each Board or Committee meeting attended, and are entitled to participate in the 1997 Directors' Stock Option Plan (the "Directors' Plan").

     In order to closely align the interests of directors with those of stockholders, a majority of the directors' compensation is in the form of stock options. The number of options granted is determined annually by the Nominating and Compensation Committee. The exercise price of each option is equal to the fair market value on the date of grant, is exercisable immediately and has a term of 10 years. On July 31, 1998, each Board member was granted 6,000 options with a $13.50 exercise price.

     The Chairmen of the Audit Committee and the Nominating and Compensation Committee also receive an additional $3,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

Filings Under Section 16(a)

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no greater than ten percent stockholders, other than one person who is an officer and director and that person's spouse.

     Based solely on its review of the copies of the forms received by it with respect to the 1999 fiscal year, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all of its officers and directors complied with all filing requirements applicable to them, except with respect to the late filing of Forms 3 by Ted R. Schulte, Michael L. Molinini and Patrick M. Visintainer, who became officers of the Company in January 1999, which Forms 3 were filed in March 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid during the fiscal years ended March 31, 1999, 1998 and 1997 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the 1999 fiscal year.

Summary Compensation Table

                                               Annual Compensation                        Long Term Compensation
                         ----------------------------------------------- ---------------------------------------------------------
                                                           Other Annual                    Securities                 All Other
Name and Principal       Fiscal                            Compensation   Restricted       Underlying      LTIP       Compensation
    Position              Year   Salary($)    Bonus($)     (1)            Stock Awards     Options(#)     Payouts     ($)(1)
    --------             ------  ---------    --------     ------------- --------------    ----------     -------     ------------
Peter McCausland          1999    550,000         -0-            (1)          None           130,000       None         4,778   (2)
Chairman and              1998    550,000     497,750                         None           130,000       None         5,070
Chief Executive Officer   1997    500,000     405,000                         None           100,000       None         3,911

Hermann Knieling          1999    250,000      48,640            (1)          None            10,000       None         7,554   (4)
Executive Vice President, 1998    250,000      81,605                         None            25,000       None         7,273
Group President-          1997    250,000      73,750                         None            35,000       None         6,373
Manufacturing,
International and
Business Engineering (3)

William A. Rice, Jr.      1999    225,000      60,356            (1)          None            85,000       None         6,861   (6)
President and Chief       1998    175,000     112,788                         None            25,000       None         7,136
Operating Officer (5)     1997    130,000      45,240                         None            20,000       None         6,686

Ted R. Schulte            1999    184,120      89,270            (1)          None            16,500       None         4,458   (8)
Vice President-           1998     68,105      41,395                         None                 0       None           145
Gas Operations  (7)

Samuel H. Goldstein       1999    180,000      45,000            (1)          None            27,500       None         6,376   (10)
Senior Vice President-    1998    170,000      61,540                         None            10,000       None         4,861
Chief Information
Officer (9)               1997     89,743      50,000                         None            10,000       None            77

----------
(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(2) Consists of $4,430 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $348 paid for the benefit of Mr. McCausland.

(3) Mr. Knieling served as President and Chief Operating Officer until March 1997, and as Executive Vice President and Group President - Manufacturing, Business Engineering and International from April 1, 1997 until his retirement on March 31, 1999.

(4) Consists of $6,150 of employer matching contributions and discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $1,404 paid for the benefit of Mr. Knieling.

(5) Mr. Rice served as Group President - Airgas Direct Industrial from March 1997 until January 1999, and has been President and Chief Operating Officer since January 1999.

(6) Consists of $6,285 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $576 paid for the benefit of Mr. Rice.

(7)  Mr. Schulte has served as Vice  President - Gas  Operations  since November
     1998.

(8) Consists of $4,110 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $348 paid for the benefit of Mr. Schulte.

(9)  Mr. Goldstein joined the Company in September 1997.

(10) Consists of $6,172 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $204 paid for the benefit of Mr. Goldstein.

Option Grants During 1999 Fiscal Year

     The following table provides information related to options granted to the named executive officers during fiscal 1999. The Company does not have any outstanding stock appreciation rights.

                                                                                           Potential Realization Value at  Assumed
                                                                                           Annual Rates of Stock  Price Appreciation
                                        Individual Grants                                  for Option Term (1)
-----------------------------------------------------------------------------------------  ---------------------------------------
                                            % of Total
                        No. of Securities   Options
                        Underlying          Granted to
                        Options             Employees in      Exercise     Expiration
       Name             Granted  (#)(2)     Fiscal Year     Price ($/Sh)       Date          0%($)(3)     5%($)(3)      10%($)(3)
------------------      -----------------   -------------   ------------   --------------  ------------  ------------  -----------
Peter McCausland            130,000            7.8%            $15.94      May 14, 2008        $ 0       $1,303,195    $3,302,553

Hermann Knieling             10,000             .6              15.94      May 14, 2008          0          100,246       254,043

William A. Rice, Jr.         35,000            2.1              15.94      May 14, 2008          0          350,860       889,149
                             50,000            3.0               8.50      March 4, 2009         0          267,280       677,341

Ted R. Schulte                3,000             .18             15.25      April 27, 2008        0           28,772        72,914
                              3,500             .21             15.94      May 14, 2008          0           35,086        88,915
                             10,000             .60              8.50      March 4, 2009         0           53,456       135,468

Samuel H. Goldstein          20,000            1.2              15.94      May 14, 2008          0          200,492       508,085
                              7,500             .45              8.50      March 4, 2009         0           40,092       101,601

----------
(1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Represents options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning on the date of their grant.

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $594 million and $1.5 billion, respectively, and the value of the named executive officers' appreciation will be approximately 0.4% of the total stockholders' appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 72.1 million shares of Common Stock outstanding and entitled to vote on June 7, 1999 and a price of $13.10 per share, the weighted average exercise price of options granted in fiscal 1999 referred to in the table above.

Aggregated Option Exercises During 1999 Fiscal Year and Fiscal Year-End Option Values

     The following table provides information related to employee options exercised by the named executive officers during fiscal 1999 and the number and value of such options held at fiscal year-end.

                                                                      Number of Securities
                                                                           Underlying               Value of Unexercised
                                                                       Unexercised Options          In-the-Money Options
                                                                      at Fiscal Year-End(#)       at Fiscal Year-End($)(2)
                          Shares Acquired            Value         --------------------------   ---------------------------
            Name          on Exercise (#)       Realized ($)(1)    Exercisable  Unexercisable   Exercisable   Unexercisable
            ----          ---------------       ---------------    -----------  -------------   -----------   -------------
Peter McCausland                -0-                     -0-         1,374,500       313,500      $4,627,920        -0-

Hermann Knieling             93,000                $640,379            89,650        54,750             -0-        -0-

William A. Rice, Jr.            -0-                     -0-           102,650       121,750          40,960        -0-

Ted R. Schulte                  -0-                     -0-               -0-        16,500             -0-        -0-

Samuel H. Goldstein             -0-                     -0-             7,500        40,000             -0-        -0-

----------
(1) Represents the difference between the option exercise price and the market value on the date of exercise.

(2) Value based on the closing price of $8.38 per share on March 31, 1999, less the option exercise price.

Termination of Employment and Change of Control Arrangements

     The Company entered into "change-of-control" agreements ("Change-of-Control Agreements") with Mr. McCausland, Mr. Rice, Mr. Goldstein and other key management personnel. The terms of the agreements are consistent with similar agreements used in other major U.S. public corporations and provide salary and benefit continuation if the executive is terminated upon a change-of-control. A change-of-control is defined to include events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of the Company's then outstanding securities; or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of the Company's then outstanding securities. Under the Change-of-Control Agreements, following the executive's termination, he or she would be entitled to a lump sum payment equal to two or three times (depending upon the executive) the executive's annual base salary at the time of termination plus the executive's potential bonus amount for the fiscal year in which the change-of-control occurred. The executive's health and welfare benefits would also continue for two or three years, depending upon the executive, and the executive would be vested in all stock options and restricted stock. The cash and non-cash amounts payable under the Change of Control Agreements and under any other arrangements with the Company are limited to the maximum amount permitted without the imposition of an excise tax under the Internal Revenue Code. Generally, this would limit an executive's benefits to 2.99 times the executive's average annual compensation for the preceding five years.

     Subject to the above limitation of 2.99 times average annual compensation, in addition to Mr. McCausland's right to payment of two times his annual salary and bonus under his Change of Control Agreement, under an arrangement entered into in 1992, in the event of the termination of Mr. McCausland's employment for any reason including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. Generally, the limitation under Mr. McCausland's Change of Control Agreement would reduce the amount payable under his 1992 arrangement to the extent that the aggregate benefits under the Change of Control Agreement and the 1992 arrangement exceed
2.99 times his average annual compensation for the preceding five years.


                 NOMINATING AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Nominating and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs. The Committee is composed of four independent, non-employee directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation (other than the granting of stock options or restricted stock awards under the Company's stock option plan and the establishment of performance goals under the Company's Management Incentive Plan) are submitted to the full Board of Directors for approval.

     Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company's operating subsidiaries, should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and to the award of stock options to a relatively broad level of operating management.

Compensation Principles

     The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

o Rewards executives for long-term strategic management and the enhancement of shareholder value through the award of stock options as a significant percentage of total compensation.

o Integrates compensation programs with both the Company's annual and longer-term strategic planning and measurement processes.

o Provides flexibility in order to maximize local autonomy, which the Company views as an important element of its success.

Executive Compensation Program

     The total compensation program consists of both cash and equity based compensation. The annual compensation consists of a base salary and an annual bonus under the Company's Management Incentive Plan. Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value. Periodically, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales and capitalization. The comparison group includes companies in the specialty chemicals industry plus distribution companies and fast growth companies outside of the Company's industrial classification. The Committee included companies outside of the Company's industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance and generally are comparable to the median salary levels paid at companies in the comparison group. The individual's performance is measured against specific management objectives, such as pre-tax profits, operating cash flow, debt repayment, safety targets, programs for training and development of personnel and sales and marketing programs.

     However, there is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are "at risk," meaning that the ultimate value of the compensation depends on such factors as Company financial performance, individual performance and stock price. This at risk portion of the Company's executive compensation ranges from approximately 60% to 75% of total compensation, which represents a higher portion of total compensation than for most of the companies in the comparison group. The Committee approves the participation of key executives in the Management Incentive Plan. Awards for executive officers vary with a combination of the Company's achievement of cash flow and earnings goals and are then adjusted up or down for the executive's achievement of specified objectives and individual job performance. The Company's objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company's compensation principles described above to determine base salaries and bonuses.

     Long-term incentives are provided through the grant of stock options. The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. The size of option grants are based upon position level. The Committee determines the percentage of total compensation which is to consist of the value of stock options for each position level and divides that value by the estimated value of the options, using the Black-Scholes method. During fiscal 1999, the value of options granted was generally between 45% and 55% of an executive officer's total compensation. Through grants of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures, exercising subjective judgment and discretion in view of these measures and the Company's general policies. Executive officers may also participate in the Company's 401(k) Plan, which includes Company matching contributions and discretionary contributions based on the Company's profitability, and the Company's Employee Stock Purchase Plan, which permits eligible employees to purchase shares of the Company's Common Stock at a discount from the market price (15% discount since January 1, 1999).

Chief Executive Officer Compensation

     The Nominating and Compensation Committee reviewed the Chief Executive Officer's compensation for fiscal year 1999 and determined that his base salary would remain the same as it had been in fiscal 1998. This base salary approximates the median level of chief executive officers of the comparison group of companies and is consistent with the Company's objective of paying a higher level of compensation through its at risk bonus and stock option programs. No fiscal year 1999 bonus was awarded to the Chief Executive Officer. This was the result of the Company not achieving its minimum threshold for payout under the objective performance targets of pre-tax earnings, gross profit growth, and debt repayment (exclusive of acquisition related debt and certain special charges) as set forth in the Management Incentive Plan, and certain other operating objectives. In determining the number of shares to be awarded as stock options, the Committee considered the executive compensation paid by the comparison group of companies and the Chief Executive Officer's performance.

Deductibility

     The Company intends, to the extent reasonably practicable, to minimize the non-deductibility, under the Internal Revenue Code (the "Code"), of compensation paid to its executive officers while maintaining the flexibility of its compensation programs to attract and retain highly qualified executives in a competitive environment.

Nominating and Compensation Committee

W. Thacher Brown, Chairman
Rajiv L. Gupta
Lee M. Thomas
Robert L. Yohe

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Below is a graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite - 500 Stock Index, the S&P 500 Chemicals Composite Index, the MidCap 400 Index and the MidCap 400 Chemicals Index for the period of five years commencing April 1, 1994 and ended March 31, 1999.

     The Company has approved the use of the S&P MidCap 400 Index and the MidCap 400 Chemicals Index for purposes of this performance comparison because they include companies of similar size to that of the Company. The S&P 500 Index and the S&P 500 Chemicals Composite Index are shown again this year because they were used last year and the SEC rules require that when a new index is selected, the prior index must be shown in the year a change occurs.



                                  Airgas, Inc.
                 Comparison of Five Year Cumulative Total Return

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]



      March 31          1994    1995       1996      1997       1998      1999
--------------------------------------------------------------------------------
       Airgas           100    123.97     185.96    157.89     161.41     78.36
--------------------------------------------------------------------------------
  S&P 500 Chemicals     100    120.52     170.54    198.98     254.05    223.61
--------------------------------------------------------------------------------
       S&P 500          100    115.57     152.67    182.93     270.74    320.72
--------------------------------------------------------------------------------
MidCap 400 Chemicals    100    124.91     169.05    140.22     184.91     97.01
--------------------------------------------------------------------------------
   S&P MidCap 400       100    108.42     139.31    154.11     229.67    230.69
--------------------------------------------------------------------------------

The graph above assumes that $100 was invested on April 1, 1994, in Airgas, Inc. Common Stock, the S&P 500 Chemical Composite Index, the S&P 500 Index, the MidCap 400 Chemical Index, and the MidCap 400 Index.

                              CERTAIN TRANSACTIONS

     The Company leases two properties from Mr. Knieling under two leases that expire in fiscal 2002. During fiscal 1999, the Company made rental payments to Mr. Knieling in the aggregate amount of $73,500. The leases were executed in connection with the purchase by the Company of Mr. Knieling's business prior to his employment by the Company. The Company believes that the terms of the leases are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

     The Company leases office space from William A. Rice, Jr., the Company's President and Chief Operating Officer. The lease has a term of five years ending in fiscal 2002, with a five-year renewal option. During fiscal 1999, the Company paid rent of $68,900 under the lease. The Company believes that the terms of the lease are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.


                               SECURITY OWNERSHIP

     The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company's Common Stock beneficially owned on March 31, 1999 (i) by each person who is the beneficial owner of more than 5% of the Common Stock;
(ii) by each director and nominee for director; (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

                                    Amount and Nature of       Percentage of
        Name of Beneficial Owner   Beneficial Ownership(1)   Shares Outstanding
        ------------------------   -----------------------   ------------------
Peter McCausland
612 East Gravers Lane
Wyndmoor, PA.....................   10,359,756   (2)(3)(5)       14.1%

Bonnie F. McCausland
612 East Gravers Lane
Wyndmoor, PA.....................    7,184,557   (2)(4)           9.9%

W. Thacher Brown.................      120,500   (2)(6)           *

Frank B. Foster, III.............       70,100   (2)              *

John A. H. Shober................       70,500   (2)              *

Lee M. Thomas....................        8,000   (2)              *

Robert E. Naylor, Jr.............       47,500   (2)              *

Robert L. Yohe...................       32,000   (2)              *

Rajiv L. Gupta...................       11,500   (2)              *

Hermann Knieling.................      225,110   (2)(5)           *

Samuel H. Goldstein..............       15,821   (2)              *

William A. Rice, Jr..............      248,404   (2)(5)             *

Ted R. Schulte...................        2,134   (2)(5)             *

Pacific Financial Research
9601 Wilshire Blvd, Suite 800
Beverly Hills, CA 90210..........    6,097,500   (7)                8.5%

GSB Investment Management, Inc.
301 Commerce Street, Suite 2001
Fort Worth, Texas 76102..........    5,095,589   (8)                7.1%

All directors and executive
 officers
 as a group (20 persons).........   11,211,325   (1)(2)(3)(5)(6)   15.2%

----------
*    Less than 1% of the outstanding Common Stock

(1) Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 1999.

(2) Includes the following number of shares of Common Stock which may be acquired by certain directors, executive officers and five percent stockholders through the exercise of options which were exercisable as of March 31, 1999 or became exercisable within 60 days of that date: Mr. McCausland, 1,500,500 shares; Mrs. McCausland, 373,264 shares held for the benefit of her children; Mr. Brown, 40,500 shares; Mr. Gupta, 10,500 shares; Mr. Foster, 56,500 shares; Mr. Shober, 48,500 shares; Mr. Thomas, 6,000 shares; Mr. Naylor, 24,500 shares; Mr. Yohe, 24,500 shares; Mr. Knieling, 118,150 shares; Mr. Goldstein, 15,000 shares; Mr. Rice, 130,650 shares; Mr. Schulte, 1,625 shares; and all directors and executive officers as a group, 1,976,925 shares.

(3) Investment and/or voting power with respect to 7,146,194 of such shares are shared with, or under the control of, Mr. McCausland's spouse, Bonnie McCausland, and other members of Mr. McCausland's immediate family, 36,863 shares are held by a charitable foundation of which Mr. McCausland is an officer and director and 2,000,000 shares are held by a grantor retained annuity trust of which Mr. McCausland is the trustee and the annuitant.

(4) Investment and/or voting power with respect to 7,146,194 shares are shared with, or under the control of, Mrs. McCausland's spouse, Peter McCausland, and other members of Mrs. McCausland's immediate family, and 36,863 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director.

(5) Includes the following shares of Common Stock held under Airgas' 401(k) Plan as of March 31, 1999: Mr. McCausland, 35,363 shares; Mr. Knieling, 12,407 shares; Mr. Rice, 29,329 shares; Mr. Schulte 293 shares; and all executive officers as a group, 77,392 shares.

(6)  Includes 8,000 shares owned by members of Mr. Brown's immediate family.

(7) Pacific Financial Research, an investment adviser, filed a Schedule 13G dated February 11, 1999, upon which the Company has relied in making this disclosure. Pacific Financial Research has sole voting and dispositive power as to 6,097,500 shares.

(8)  GSB Investment  Management,  Inc. ("GSB"), an investment  adviser,  filed a
     Schedule 13G dated February 12, 1999, upon which the Company has relied in making this disclosure. GSB has sole voting power as to 1,559,155 shares, sole dispositive power as to 4,959,189 shares and shares dispositive power as to 136,400 shares.

                         PROPOSAL TO RATIFY ACCOUNTANTS

     The Board of Directors has selected the firm of KPMG LLP as its independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2000. The Board of Directors has proposed that the stockholders ratify the selection of KPMG LLP. This firm audited the Company's financial statements for the fiscal year ended March 31, 1999. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR ratification of KPMG LLP as independent auditors.


                           STOCKHOLDERS' PROPOSALS FOR
                               NEXT ANNUAL MEETING

     Under the rules of the SEC, if a stockholder wants to submit a proposal for inclusion in the Proxy Statement for presentation at the 2000 Annual Meeting, the proposal must be received by the Company, attention: Mr. Todd R. Craun, Secretary, at the principal offices of the Company, by March 4, 2000.

     For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2000 Annual Meeting, the Company's Bylaws require, and the SEC rules permit, that the proposal be received at the Company's principal executive offices not earlier than April 4, 2000 and not later than May 4, 2000. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 2, 2000, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. The Bylaws also provide that the notice must contain certain information regarding the proposal and the nomination.

1.   Election of Directors


FOR all nominees     WITHHOLD AUTHORITY to vote                *EXCEPTIONS
listed below |X|     for all nominees listed below.  |X|                     |X|



Nominees:  John A. H. Shober, Lee M. Thomas and Robert L. Yohe

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________


2.   Ratify the selection of KPMG LLP as independent auditors.


                         FOR |X| AGAINST |X| ABSTAIN |X|

3. In their discretion, upon such other matters as may properly come before the Meeting.



     Change of Address or
     Comments Mark Here         |X|



                         NOTE: Please sign exactly as name(s) appears hereon. Executors, administrators, trustees, etc. should give full title as such.

                         DATE: _____________________________________, 1999

                         _________________________________________________
                                              Signature

                         _________________________________________________
                                              Signature


                         Votes must be indicated
                         (x) in Black or Blue ink. |X|


PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.





                                  AIRGAS, INC.
                                      PROXY

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 2, 1999

     The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Todd R. Craun and Scott Melman, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 2:00 p.m. on Monday, August 2, 1999, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

     SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSAL DESCRIBED IN THE PROXY STATEMENT AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors. (Continued, and to be signed, on the other side)


                                                    AIRGAS, INC.
                                                    P.O. BOX 11491
                                                    NEW YORK, N.Y. 10203-0491